Exhibit 99.3

NEWS RELEASE Contacts: Media – John Vigeland (920) 429-4132 Investor Relations (920) 429-7039

SHOPKO STORES RECEIVES UNSOLICITED NON-BINDING

PROPOSAL FOR $26.50 PER SHARE

GREEN BAY, Wis. (October 3, 2005)  ShopKo Stores, Inc. (NYSE: SKO) announced today that it received an unsolicited non-binding proposal from Sun Capital Partners Group IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners and Elliott Management Corporation (the “third party group”).  The non-binding proposal contemplates the acquisition of ShopKo for $26.50 per share, states that it is not subject to any financing contingency and states that the acquiror would discharge ShopKo’s breakup fee obligation to Badger Retail Holding, Inc. upon the execution of a definitive merger agreement.

The Special Committee of its Board of Directors has determined that the proposal could reasonably be expected to result in a “Superior Proposal” under the merger agreement with Badger Retail Holding, Inc., an affiliate of Goldner Hawn Johnson & Morrison Incorporated (“GHJM”).  The Special Committee has entered into a confidentiality agreement with the third party group and expects to provide information to and conduct negotiations with that group.

 The third party group’s proposal states that the group anticipates completing “confirmatory due diligence within 21 days” and that it is “prepared to sign a definitive acquisition agreement in substantially the same form as” the merger agreement with Badger Retail Holding.  There can be no assurance, however, that the third party group will make a binding proposal or, if they do, that ShopKo will enter into a definitive agreement with the third party group.  ShopKo also said that the Special Committee continues to recommend the existing $25.50 per share transaction with Badger Retail Holding and that the special meeting of shareholders to vote on the merger agreement with Badger Retail Holding remains scheduled to be reconvened on October 17, 2005.

ShopKo also announced that the Special Committee received a letter from GHJM indicating GHJM’s disagreement with the determination made by the Special Committee.

ShopKo will file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing a copy of the proposal letter from the third party group and the letter from GHJM.  The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on ShopKo’s website, http://www.shopko.com.  Shareholders are urged to read copies of both letters.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 137 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 219 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

Statements in this press release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  For example, the unsolicited non-binding  proposal may not result in a definitive agreement for an alternative transaction.  Moreover, ShopKo may not be able to complete the proposed merger with Badger Retail Holding on the terms provided in the merger agreement with Badger Retail Holding or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain financing to consummate the merger or the failure to satisfy the other closing conditions.  Additional factors that may affect the business or financial results of ShopKo, are described in ShopKo’s filings with the SEC, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with Badger Retail Holding, ShopKo has filed with the SEC, and furnished to shareholders of ShopKo, a definitive proxy statement and proxy supplement dated September 19, 2005, as described above, and ShopKo intends to file with the SEC and distribute to shareholders a second supplement to the definitive proxy statement relating to the second amendment to the merger agreement in the near future.  Shareholders are advised to read the definitive proxy statement distributed to shareholders, the proxy supplement dated September 19, 2005 and, when available, the second proxy supplement relating to the second amendment to the merger agreement, because they contain or will contain important information.  Shareholders are able to obtain a free-of-charge copy of the definitive proxy statement, the proxy supplement dated September 19, 2005, and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.

Shareholders also are able to obtain a free-of-charge copy of the definitive proxy statement, the proxy supplement dated September 19, 2005, and other relevant documents by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website at http://www.shopko.com.

ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger with Badger Retail Holding.  Information regarding the persons who may be considered “participants” in the solicitation of proxies, including their beneficial ownership of ShopKo common stock as of August 1, 2005, is set forth in ShopKo’s definitive proxy statement as filed with the SEC.  Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 30, 2005 is also set forth in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

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